Filed with the Securities and Exchange Commission on October 27, 2006
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Intraware, Inc.
(Exact name of registrant as specified in its charter)

Delaware	68-0389976
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

25 Orinda Way
Orinda, CA    94608
(925) 253-4500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

1998 Employee Stock Purchase Plan
2006 Equity Incentive Plan
(Full title of plans)

Paul D. Warenski, Esq.
25 Orinda Way
Orinda, CA    94608
(925) 253-4500
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

N. Anthony Jeffries, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.0001 par value per share (and associated preferred stock purchase rights) to be issued under the 1998 Employee Share Purchase Plan, as amended	78,556 shares	$3.83 (2)	$300,869.48 (2)	$32.19
Common stock, $0.0001 par value per share (and associated preferred stock purchase rights) to be issued under the 2006 Equity Incentive Plan	1,450,000 shares	$4.51 (3)	$6,539,500.00 (3)	$699.73
Total	1,528,556 shares		$6,840,369.48	$731.92

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock. The shares registered under the 2006 Equity Incentive Plan include up to one million shares that may become available for grant due to the expiration, cancellation or termination of option awards granted under the Company's 1996 Equity Incentive Plan, as provided by the 2006 Equity Incentive Plan.

(2) Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of calculating the total registration fee. As the price at which options are to be granted in the future is not currently determined, computation is based pursuant to Rule 457(c) of the Securities Act whereby the per share price is the average between the high and low price reported on the Nasdaq Capital Market on October 24, 2006, which average was $4.51, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced plan, or $3.83.

(3) Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the total registration fee. As the price at which options are to be granted in the future is not currently determined, computation is based pursuant to Rule 457(c) of the Securities Act whereby the per share price is the average between the high and low price reported on the Nasdaq Capital Market on October 24, 2006, which average was $4.51.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents and information filed with the Securities and Exchange Commission (the "Commission") by Intraware, Inc. are incorporated herein by reference:

  Annual Report on Form 10-K for the year ended February 28, 2006, filed with the Commission on April 21, 2006 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the latest fiscal year covered by the documents referred to in (1) above.
  The description of Registrant's Common Stock contained in Registrant's Registration Statement on Form 8-A filed with the Commission on December 8, 1999, and any amendment or report filed with the Commission for the purposes of updating such description.
  The description of Registrant's Preferred Stock Rights Plan contained in Registrant's Registration Statement on Form 8-A/A filed with the Commission on June 27, 2006, and any amendment or report filed with the Commission for the purposes of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law. In addition, the Registrant maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's charter documents, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits
Exhibit Number
4.1	1998 Employee Stock Purchase Plan, as amended, and form of agreements thereunder. PDF provided as a courtesy
4.2	2006 Equity Incentive Plan and form of agreements thereunder. PDF provided as a courtesy
4.3*	Amended and Restated Preferred Stock Rights Agreement, dated as of June 22, 2006.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding legality of the common stock being registered.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (see Exhibit 5.1).
24.1	Power of Attorney of Directors (contained on signature page).

____________

*   Incorporated by reference to Intraware's Registration Statement on Form 8-A/A (File No. 000-25249), filed with the Commission on June 27, 2006.

Item 9. Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orinda, State of California, on October 27, 2006.

INTRAWARE, INC.

/s/ Peter H. Jackson
Peter H. Jackson
Chairman, Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Peter H. Jackson and Wendy A. Nieto, and each of them, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter H. Jackson Peter H. Jackson	Chairman, Chief Executive Officer and President (Principal Executive Officer)	October 27, 2006
/s/ Wendy Nieto Wendy Nieto	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 27, 2006
/s/ Robert F. Kleiber Robert F. Kleiber	Director	October 27, 2006
/s/ Brendan A. McLoughlin Brendan A. McLoughlin	Director	October 27, 2006
/s/ _______________________ Raymond L. Ocampo Jr.	Director	October 27, 2006
/s/ Peter F. Pervere Peter F. Pervere	Director	October 27, 2006
/s/ _______________________ Bradley M. Shuster	Director	October 27, 2006